December 1, 2011

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.
20549

Commissioners:

We have read the Company's disclosures set forth in Item 4.01 "Changes in Registrant's Certifying Accountants" of the Company's Current Report on Form 8-K/A dated December 1, 2011, ("Current Report") and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm. We are not in a position to agree or disagree with other statements of Richland Resources Corp. contained therein.

Sincerely,

Davidson & Company LLP

DAVIDSON & COMPANY LLP
Chartered Accountants